UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2005

U.S. HOME SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-18291	75-2922239
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

405 State Highway 121 Bypass, Building A, Suite 250 Lewisville, Texas	75067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 488-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

The Board of Directors of U.S. Home Systems, Inc. (the “Company”) has approved the merger of its wholly owned USA Deck, Inc. subsidiary with and into U.S. Remodelers, Inc., a wholly owned subsidiary of the Company. The merger shall become effective on December 31, 2005. As a result of the merger, the separate corporate existence of USA Deck shall cease and U.S. Remodelers shall continue as the surviving corporation.

U.S. Remodelers will continue the business operations of USA Deck and will assume all liabilities, obligations and agreements of USA Deck. The administrative functions of USA Deck will be consolidated with U.S. Remodelers operations. Certain key management and employees of USA Deck will continue employment with U.S. Remodelers.

U.S. Remodelers will continue to operate the wood deck manufacturing facilities currently operated by USA Deck in Woodbridge, Virginia and will continue to market wood deck products and accessories to the Home Depot customers in designated markets. The Company’s deck products are currently being offered in approximately 400 The Home Depot Stores principally in the Mid-Atlantic and New England states. U.S. Remodelers will continue to market its kitchen and bathroom cabinetry refacing products and countertops directly to consumers through the Home Depot® Kitchen and Bathroom Refacing and Century 21 Home Improvement brands as well as the Company’s Facelifters brand. The Company’s kitchen and bath products are currently available to the Home Depot customers in approximately 535 stores.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press release dated December 29, 2005 announcing the merger of USA Deck, Inc. into the Company’s wholly owned subsidiary U.S. Remodelers, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on the 30th day of December, 2005 on its behalf by the undersigned, thereto duly authorized.

U.S. HOME SYSTEMS, INC.

By:	/s/ Murray H. Gross
Murray H. Gross
President and Chief Executive Officer

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit

99.1	Press Release dated December 29, 2005 announcing the merger of USA Deck, Inc. into the Company’s wholly owned subsidiary, U.S. Remodelers, Inc.